Exhibit 99.1

Press Release

Innovative Solutions & Support, Inc. Announces Q2 results of: 120% increase in EPS, 103% increase in net income and a 53% increase in sales.

Exton, PA.–(BUSINESS WIRE)–April 29, 2004–Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced the following results for the 2nd quarter and year to date periods ended March 31, 2004:

Q2 FY 2004
•	Sales	up 53% to a record $10.9 million.
•	Net income	up 103% to $2.6 million.
•	EPS	up 120% to $0.22
•	Released Backlog	up 17% to $27 million ($44 total)

First Half FY2004
•	Sales	up 68% to $19.4 million.
•	Net Income	up 180% to $4.2 million.
•	EPS	up 192% to $0.35.

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

A Company spokesman commented: “The demand for our RVSM equipment has materialized as anticipated and we expect it to continue into the foreseeable future, supported by replacement of obsolete and troublesome equipment. The increase in demand was planned for and is not straining our resources. Our new facility that we occupied two years ago has enabled us to comfortably meet this increase in demand. Our state-of–the-art Engineering and Manufacturing Campus will accommodate a four-fold increase in sales volume. We are seeing a significant increase in non-RVSM related equipment as well.”

At March 31, 2004 the Company’s backlog of released business reached a quarter-end record $27.0 million. This reflects a 17% increase from the March 31, 2003 backlog of $23.1 million. In addition the Company has an additional $17 million in follow-on options for release in subsequent periods that has not yet been recognized in firm backlog.

Along with our sales increase, the company has increased its investment in Product Development by 77%. This investment assures that new Flat Panel and Air Data Systems will be coming to market at the end of calendar 2004.

The company will host a conference call today, April 29, 2004 at 10:00 am local time to discuss these results. Please call in to participate at (888) 792-8459. Also, our web site will carry the conference call live and have it available for subsequent listening.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) designs, manufactures and markets flight information computers, flat panel displays and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation (RVSM, Reduced Vertical Separation Minimum), airspeed and altitude as well as engine and fuel measurements.

Certain matters discussed in this news release, including operating and financial results for future periods, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, either better or worse, from those discussed including other risks and uncertainties reflected in the Company’s prospectus and Form 10-K annual report on file with the SEC.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.
Statement of Operations

	Three months ended March 31,		Six months ended March 31,

	2003	2004	2003	2004

Revenues	$7,122,425	$10,895,287	$11,545,220	$19,418,623

Cost of Sales	2,964,740	3,662,841	5,007,738	7,144,252

Gross profit	4,157,685	7,232,446	6,537,482	12,274,371

Research and development	838,586	1,488,893	1,765,888	2,498,169
Selling, general and administrative	1,478,191	1,869,484	2,732,333	3,510,103

Operating income	1,840,908	3,874,069	2,039,261	6,266,099

Interest income	146,314	117,204	329,242	229,875
Interest expense	(31,441)	(31,148)	(68,590)	(63,003)

Income before income taxes	1,955,781	3,960,125	2,299,913	6,432,971

Income tax expense	684,523	1,386,044	804,969	2,251,540

Net Income	$1,271,258	$2,574,081	$1,494,944	$4,181,431

Net Income per Common Share
Basic	$0.10	$0.22	$0.12	$0.36
Diluted	$0.10	$0.22	$0.12	$0.35

Weighted Average Shares Outstanding
Basic	12,630,220	11,513,478	12,667,281	11,462,771
Diluted	12,837,461	11,862,085	12,887,832	11,819,584

Innovative Solutions and Support, Inc.
Balance Sheet

	Actual September 30, 2003	Actual March 31, 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,789,744	$53,069,748
Accounts receivable	6,955,207	6,633,766
Inventories	2,840,648	4,062,529
Deferred income taxes	673,134	673,134
Prepaid expenses	660,430	642,512

Total current assets	59,919,163	65,081,689

Property and equipment, net	9,548,491	9,707,505

Other assets	408,971	143,114

TOTAL ASSETS	$69,876,625	$74,932,308

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	$-	$7,257
Accounts payable	578,306	1,101,914
Accrued expenses	3,146,409	2,856,652
Deferred revenue	98,036	182,848

Total current liabilities	3,922,751	4,248,671

Note payable	4,235,000	4,235,000

Capitalized lease obligation	—	24,348

Deferred revenue	332,407	297,170

Deferred income taxes	328,177	320,089

SHAREHOLDERS' EQUITY:
Common stock	13,081	13,245
Additional paid-in capital	46,248,224	46,815,369
Retained earnings	25,410,742	29,592,173
Treasury stock	(10,613,757)	(10,613,757)

Total shareholders' equity	61,058,290	65,807,030

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$69,876,625	$74,932,308